PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED DECEMBER 27, 1999)         REGISTRATION NO. 333-92119

                                6,188,619 Shares
                          HOMESEEKERS.COM, INCORPORATED
                                  Common Stock

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         This prospectus supplement relates to the proposed sale of 6,188,619 shares of common stock, $.001 par value per share, of HomeSeekers.com, Incorporated by certain selling shareholders, of which 1,239,970 shares are underlying warrants.

         This prospectus supplement should be read in conjunction with the prospectus dated December 27, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

         The information in the table appearing under the heading "Selling Shareholders" in the prospectus is superseded in part by the information appearing in the table below:



                        Shares Owned     Shares Available                        Percentage of
  Selling               Prior to this    Pursuant to this     Shares Owned        Class After         Material
Shareholders              Offering          Prospectus       After Offering        Offering         Relationship
------------              --------          ----------       --------------        --------         ------------



Ed Morris (1)               8,400              8,400               --                  *              Employee

Kevin J. McCarthy (1)      19,600             19,600               --                  *              Employee

*Less than one percent

(1) Real Estate Technology Institute, Inc., one of the selling shareholders, transferred 8,400 shares and 19,600 shares of common stock covered by the prospectus to Messrs. Morris and McCarthy, respectively. All references to Real Estate Technology Institute, Inc. under the heading "Selling Shareholders" in the prospectus are hereby superseded.

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See "Risk Factors" on page 3 of the prospectus for certain risks you should consider before you purchase any shares.

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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

           The date of this prospectus supplement is January 21, 2000.